Exhibit 99.2

Operator

Good day and welcome, everyone, to the Multimedia Games third quarter fiscal year 2005 conference call and webcast. This call is being recorded. At this time, for opening remarks and introductions, I would like to turn the call over to the President and Chief Executive Officer, Mr. Clifton Lind. Please go ahead, Sir.


Clifton Lind, Multimedia Games - President and CEO

Thank you operator, and thanks to everyone for joining us on the call. With me today is Craig Nouis, our CFO. The third quarter operating results and the reason for exceeding our guidance are reviewed today in today's press release. In a moment, I'll review some other highlights of the third quarter and Craig will provide some additional financial details. First, Julia Spencer will get us started with Safe Harbor Language.


Julia Spencer, Multimedia Games - Director of Corporate Publications

I need to remind everyone that today's call and simultaneous webcast may include forward-looking statements within the meaning of applicable securities law. These statements represent our judgment concerning the future and are subject to risks and uncertainties that could cause our actual operating results and financial conditions to differ materially. Please refer to the "Risk Factors" section of our recent SEC filings. Today's call and webcast may include "Non-GAAP Financial Measures" within the meaning of SEC Regulation G. A reconciliation of all non GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found on our website at www.multimediagames.com in our Investor Relations section. I will now turn the call back over to Clifton.


Clifton Lind, Multimedia Games - President and CEO

There are two primary reasons for our better-than-anticipated Q3 performance. First, there were fewer than expected conversions in the Oklahoma market, and second, we had continued success with the cost containment measures. In Q3 FY `05 we reported revenues that were among the highest in our Company's history, $37.1 million. And in addition, we reported diluted earnings per share of $0.16, and EBITDA of $22.3 million.


Continued progress in the revenue diversification effort remains one of our highest priorities. While we continue to address the evolving Oklahoma market by introducing new products and continuing to invest in casino development projects, we also are continuing our investment in R&D and our cost containment efforts, which carefully manage our operating expenses. We do this in order to realize maximum cash flow from our operations.


We believe the lower levels of operating costs recorded in Q3 FY `05 can be maintained going forward, even as we allocate resources to new markets and jurisdictional opportunities. We remain committed to allocating available cash flow to three primary areas. First, Multimedia's commitment to continuous technological innovation and flexibility in our system architecture is No. 1 on our list. This facilitates rapid product evolution and provides new market opportunity by allowing us to be first to market in many cases.


These factors were important in our ability to capitalize on new growth opportunities, including the Electronic Instant Lottery system for video lottery markets and charity and Native American markets.


Second, we continue to utilize our financial strength to invest in growth opportunities. During the quarter, we allocated approximately $17.8 million to facility development projects that should lead to the placement of a significant number of new terminals.


Third, we remain committed to strategically investing a portion of our available cash for share repurchases. Our decision in Q2 FY `05 to purchase our stock followed our valuation of our CapEx spending plans and other capital commitments. Our confidence in our long-term prospects leads us to believe that investing in our own shares represents a reasonable use of cash, and can contribute to the enhancement of long-term shareholder value.


Going forward, our share repurchase authorization remains in place, and we will balance that activity with our capital commitments relating to expanding our installed base of player terminals and entering new markets.


Craig will now provide some additional insights on the third quarter financial results.

Craig Nouis, Multimedia Games - CFO

We provided details on our operating results in this morning's press release, so let me take a few moments and review a few items.


As noted in our press release this morning, SG&A expenses decreased $1.5 million, or 9.6%, on a quarterly sequential basis, reflecting our effort to continue to control operating expenses. SG&A expenses for the June 2005 quarter also reflect the reversal of approximately $350,000 of bad debt expense relating to the collection of reserved accounts. On a year-over-year basis, SG&A expenses increased 8.9%, or $1.2 million. The June 2004 quarter benefited from a reduction of the Company's fiscal 2004 incentive accrual in a reversal of $1.4 million in compensation expense from the first six months of fiscal 2004. I would also like to note that in the September 2004 quarter, SG&A expenses were $17.6 million, compared to $14.1 million in the current quarter. So we have reduced quarterly SG&A expenses by nearly 20% over this period of time.


Amortization and depreciation expense continues to increase as a result of the year-over-year increase in unit placements. Accordingly, amortization and depreciation expense rose $4.8 million, which is 50% higher compared to the prior-year period. As expected, as a result of lower capital expenditure levels, depreciation and amortization have leveled out, and in fact on a quarterly sequential basis, our D&A decreased $187,000 from the March 2005 quarter.


As we pointed out in this morning's press release, the June 2005 quarter reflects an effective tax rate of 40.2%, resulting from the inclusion of certain nondeductible lobbying expenses.


During the June quarter, we increased our credit facility by $35 million, to a total of $70 million, as disclosed in an 8-K filing on June 30. Borrowings under our credit facility totaled $35.2 million at June 30, of which approximately $21 million was under the revolving line of credit, an increase of $13.4 million over March 31, 2005. Cash and cash equivalents as of June 30, 2005 totaled $5.9 million, down from $11.3 million as of March 31, 2005. This increase in borrowings under our credit facility and its decrease in our cash position was primarily driven by three factors: 1) an estimated tax payment of $8 million; 2) the repurchase of treasury stock totaling $5.8 million; and 3) development agreement advances totaling $17.8 million.


Our cash flows from operations were approximately $12.8 million for the quarter. Of the $17.8 million advanced for development agreements, $9.7 million was reported as a note receivable, and $8.1 million was reported as an intangible asset.


Accounts  receivable  decreased during the quarter,  from $12.3 million at March
31, 2005, to $10.7 million as of June 30, 2005. The reduction in accounts receivable relates to the timing of collections on certain accounts. The June 30, 2005 balance is in line with expected levels in future quarters.


The balances in both notes receivable and intangible assets rose as a result of advances under the development agreements I just mentioned. We have added a new line to our balance sheet called Deferred Contract Costs. This reflects the costs accumulated to date on our international lottery project, and will be recognized after the system is accepted by the customer.


As anticipated, our capital expenditures declined significantly in the third quarter of 2005, to $6.3 million, down from $9.5 million in the March quarter, which included $6.7 million for the renegotiation and extension for the licensing of third-party content. The June 2005 capital expenditure run rate of $6.3 million is in line with our expectations for the future quarters. Now, I will turn the call back to Clifton. Clifton?


Clifton Lind, Multimedia Games - President and CEO

Thanks Craig. During the quarter, various components of our MGAMe(TM) Casino Management System were activated at several Oklahoma tribal facilities, at the VictoryLand charity facility in Alabama, and at Batavia Downs in New York. By providing our customers with these advanced systems solutions, we enable them to increase efficiency and optimize their earnings. We are now focusing on leveraging the placements of our casino management products into the commercial casino and Class III markets, and securing additional Class II charity and video lottery opportunities.


Let me briefly review the status of our existing markets. As we have previously indicated, the transition in Oklahoma from Class II games to games played under the Compact continues to move at a slower pace than originally expected. We are eager to have our portfolio of games played under the Compact, including our Class III MegaReels(TM) and MegaSkill(TM) products, compete in the marketplace. As this occurs and as the players become familiar with our new titles, features, and gaming engines, we remain confident that we will see an improvement in our average hold per day and [see] additional unit placements.

Construction is almost complete on our new gaming facility in North Tulsa, for which we are providing funding. When that facility opens in early August, we expect to place about 700 terminals. We plan to meet the demand for the initial units for this and other new opportunities from our existing pool of player stations.


While the Oklahoma market continues its gradual transition to games played under the Compact, we are pursuing other means to grow the installed base. We are presently committed to three remaining development projects in support of our strategy at securing a significant presence in each of Oklahoma's three major metropolitan or feeder markets: Tulsa, Oklahoma City, and Dallas-Fort Worth.


Along that line, we recently entered into a new agreement to provide 50% of the funding for a new tribal facility in the Oklahoma City area, and this facility may well become the premier facility in the largest metropolitan area in the state. In California, we are in discussions with current and potential new customers regarding Class II opportunities, as well as systems solutions for their gaming needs. We hope to have a number of additional new placements in California in the coming year.


We continue to be pleased with our decision to enter the charity market and with the incremental revenue it generates. Over the next several quarters, we believe that a number of additional jurisdictions will become available for electronic charity offerings, and we hope to report further market progress in this area in our next conference call.


Further success of our revenue diversification initiatives should become evident when we recognize the revenue from the deployment of the first Electronic Instant Lottery System, which delivers electronic instant outcomes to retail establishments. Presently, we are completing the integration process for this initial system, and we anticipate realizing revenue from this opportunity early in fiscal 2006. During Q1 FY `06, we also expect to report further developments in the commercial casino, Class III Native American casino, charity, and lottery markets.


We are very pleased with the  performance  of our central system in the New York
Lottery market. As reviewed previously, our operation of the New York Lottery Central System impacts our quarterly and annual earnings per share. This impact to our earnings per share is due primarily to a lower number of VLTs currently operating in New York, particularly since the two largest facilities, both of which are located in the New York City area, have not yet opened. Once these facilities open, and currently it is planned for the summer of FY '06, we expect that our New York contract will be a meaningful contributor to our earnings per share. So in effect, we have some built-in accretion to our earnings as we eliminate the earnings drag and generate positive earnings.


Operator? Let's open the floor to questions.

Questions and Answers

Operator

(OPERATOR INSTRUCTIONS) Steve Kent with Goldman Sachs.


Chuck Minervino, Goldman Sachs - Analyst

This is Chuck Minervino. I was wondering if you could give us a sense of the average win per unit on the compacted games in Oklahoma versus the Class II machines?


Clifton Lind, Multimedia Games - President and CEO

First, as you know, there are very few compacted machines out there. Most of the ones that are in the market now have only been out there for a short period of time. Nearly all of them are in small locations. We've not done any installations in any major facilities. So, the original installations we did were in smaller halls, which are in the more rural areas. So Craig, can you give us insight that you wish to do on that--?


Craig Nouis, Multimedia Games - CFO

Like Clifton pointed out, we are very pleased with the performance of those machines. I think it is still too early to draw any conclusions on where the holds per day will be in the future, we do expect also that we will see bigger benefits in those major metropolitan areas. So there's various ways you can look at it as compared to--it is not right to compare some of the rural casinos to [halls on] the rest of the network that are operating in major metropolitan areas--but [up] to this point, most of the facilities have seen either the same or increased holds per day as a result of the conversion.

Chuck Minervino, Goldman Sachs - Analyst

I had one other question. I saw that there were some game removals in California. Where does that stand as far as going forward? Will there be any additional game removals there?


Clifton Lind, Multimedia Games - President and CEO

One of our current customers was very doing very well, and the other customer probably has more Class II machines than they need to satisfy market demand. And so we think that we will maintain the current level of machines with one of our customers or possibly increase it. We would not be surprised to see additional removals from the other customer, where the market demand is not there for the overflow machines. As you know, three-touch Class II machines in a casino with slots and video slots is not a very desirable product. It is always an overflow product in those markets.


Operator

Ryan Worst of C.L. King.


Ryan Worst - C. L. King - Analyst

Just to clarify, Craig, it sounded like you said that the revenue per day, that it is accruing to Multimedia Games for the converted games as much as [it was in places] where the games were converted, despite the lower percentage that MGAM receives on those games?


Craig Nouis, Multimedia Games - CFO

No, what I said was that for the most part, all of the facilities are showing as much or more than [what] the holds per day were prior to the conversion. We anticipate that it won't be for some period of time--a quarter, two quarters or some period in the future--where we will get a direct offset from the reduction in the revenue share.


Ryan Worst - C. L. King - Analyst

Okay, so revenue per day--could you provide some details on how much lower revenue per day is for MGAM on those converted games and before the conversion? (MULTIPLE SPEAKERS)


Clifton Lind, Multimedia Games - President and CEO

Taken as a whole for the small number of machines out there, Ryan, it is not significantly lower, just marginally lower. And let me say that where we have rolled these games out, we've rolled out a very small palette of games because in all the facilities, there are so few machines that they do not need our entire palette of games in there. I think the best indication we're going to get is when we get some of these larger facilities to roll over to the games that are played under the Compact. There's not a significant difference in the net to us at the current time, but we don't go any further than that.

Ryan Worst - C. L. King - Analyst

And your percentage is lower on the compacted games than they were on the Class II, right?


Clifton Lind, Multimedia Games - President and CEO

In nearly every single arrangement, that is the case.


Ryan Worst - C. L. King - Analyst

Even in those small facilities.


Clifton Lind, Multimedia Games - President and CEO

Even in the smaller facilities now. As you know, Ryan, there were some facilities that were so small that we did not expect there to be any additional patronage as a result of rolling into the games that are played under the Compact. We chose, rather than to go to a lower revenue share on the small number of machines, where we had certain basic fixed costs from a telecommunication standpoint and a service standpoint, it was actually better for us to make the decision to remove machines from those smaller halls than to go to a lower revenue share. We are making those decisions on a case-by-case basis, and the vast majority of those have been removed at this time.


Ryan Worst - C. L. King - Analyst

Can you just provide an outlook for the game base in Oklahoma and the number of conversions that you expect over the next quarter?


Clifton Lind, Multimedia Games - President and CEO

I get in trouble every quarter speculating on that. The fact is that we have not been right yet about the rate of conversions, and our customers have chosen to continue to play Class II games as opposed to formally converting to the Class III games. We are seeing some indications, particularly in one of the larger markets, that in October, they plan to make some significant changes, but I will tell you we already have the calendar of requests for conversions for the balance of this quarter, and the pace is not going to pick up much this quarter. So, I'd have to say that we have--we expect most of the conversions to occur in FY '06, not in this [year's] Q4.


Ryan Worst - C. L. King - Analyst

In your guidance--I mean, is that what you are assuming in the guidance, that not much is changing as far as the converted games? I thought that was really the primary reason that you said you would be lower in the fiscal fourth quarter than the third quarter, just because of the increased number of conversions.


Clifton Lind, Multimedia Games - President and CEO

That is not in total the reason, but I will let Craig give you some more color on that.


Craig Nouis, Multimedia Games - CFO

Ryan, we do have some conversions expected. Obviously, we have been through a month of the quarter at this point in time. We have not seen a whole lot of conversions for this first month of the quarter. We expect, probably, the majority of the conversions that we will see for the quarter will take place in that last month, which would have an impact, but not a huge impact.


Clifton Lind, Multimedia Games - President and CEO

I think as we mentioned in the press release, we have not only G2E but two other significant trade shows this quarter, all of which we expense in the quarter the trade show takes place. So, we have anticipated higher trade-show expense, and marketing, promotion, and travel expenses this quarter, and we have pretty good visibility into those. So those would be a reason that should not be overlooked that we might be taking the approach that we are taking as far as exceeding the guidance this quarter.

Ryan Worst - C. L. King - Analyst

A final question, Israel--revenue from that system going to Israel--is that now expected in the first quarter of `06 instead of the fourth quarter this year? And then also can you comment on more revenues in Alabama?


Clifton Lind, Multimedia Games - President and CEO

First, that is a correct statement. We do expect the revenue early in FY '06, and it's just a matter of the terms of the contract. We are nearing customer acceptance, but after customer acceptance, there is a term in the contract [for which] we chose to believe that the correct approach is to wait 90 days before that revenue gets recognized, and so that has moved into the first quarter of `06. In Alabama, the revenue is down because we are going to be introducing, within 90 days, a new line of products for Alabama. We have been running our initial introductions in Alabama since we entered that market now nearly a year, 15 months ago, and we are about to do a major revamp of our products there. So, I think the fact is that the customers in Alabama have not been seeing anything new recently, and some of the games have gotten a little stale for them, so we expect to turn that around, not only with new games, but with a new gaming system.


Ryan Worst - C. L. King - Analyst

Is there a lot of CapEx involved in that?


Craig Nouis, Multimedia Games - CFO

No.


Clifton Lind, Multimedia Games - President and CEO

Not at all. As you know our games are just software, and the modifications to the platform have very modest costs.


Operator

David Bain of Merriman Curhan Ford.


David Bain - Merriman Curhan Ford - Analyst

You say that there was a learning curve for patrons of compacted games in Oklahoma. If you look back at Q2, and I know it's just a small sampling, but did you see an increase in those games' win per day going into Q3 or...?


Clifton Lind, Multimedia Games - President and CEO

We absolutely have seen improvement in the performance of those games the longer those games stay in the halls. That is correct.


David Bain - Merriman Curhan Ford - Analyst

And it looks like there was a pretty big bump in charity units but kind of a small increase in revenues, and I know that you just went over maybe a little bit of a lower hold issue. Is there also a revenue share change?


Clifton Lind, Multimedia Games - President and CEO

No, there is no revenue share change.


David Bain - Merriman Curhan Ford - Analyst

With your recent systems wins, can you give us a sense of how your systems architecture differs from competitors'? And if you see additional systems wins, [at] maybe a little higher margin by the end of the fiscal year?


Clifton Lind, Multimedia Games - President and CEO

We do not expect any more systems wins this fiscal year. We think we'll have a meaningful number of systems wins in FY '06. And, I want to say that our focus for the systems business is the same thing for our gaming platform business. We try to have the most flexible architecture so we can customize the product to each individual user's needs. I think that is where we will differentiate ourselves from our competitors. We will have to provide all of the basic core features that each one of the competitors provides. And in addition to that, we will provide additional features that makes it a more valuable tool to the user. So that is our strategy there.


David Bain - Merriman Curhan Ford - Analyst

So you have "up sale" products in development?


Clifton Lind, Multimedia Games - President and CEO

That is correct.


Operator

Bill Lerner with Prudential Securities.

Bill Lerner - Prudential Securities - Analyst

Two questions: 1) the development agreement in North Tulsa that goes on line within the next couple weeks or next few weeks, obviously, 700 units is a meaningful number for you. In trying to line that up with your fiscal fourth quarter guidance, how meaningful is that 700 units relative to what you're guiding? If it is delayed X number of weeks, does that impact your number, or are you just being conservative? And then a follow up.

Clifton Lind, Multimedia Games - President and CEO

Actually, we've got it in our guidance coming in a few weeks after it actually is scheduled to open and, Bill, you have good reason to ask that question, but that is one that we have very good clarity into the status of. And so I think that is not one that is likely to slip. I would love for you to go down there and take a look at it.

Bill Lerner - Prudential Securities - Analyst

I appreciate that. Okay, Clifton, one other follow up. On the other charitable markets that you are anticipating in the next several quarters and so forth--just to gauge a sense of magnitude--are any as meaningful as Alabama, or are they closer to Louisiana in nature?


Clifton Lind, Multimedia Games - President and CEO

Yes. There is at least one that over a 24-month period we believe will be more meaningful than Alabama, and the others are smaller than that, but in all cases, larger than Louisiana.


Operator

Jeff Martin with Roth Capital Partners.


Jeff Martin - Roth Capital Partners - Analyst

Could you characterize how much you think the Oklahoma market has expanded as a whole? There has been a lot of development activity over the past six to twelve months. Can you take a stab at what you think the total market size is in gaming [for] both traditional and Compact games?


Clifton Lind, Multimedia Games - President and CEO

I think there are currently from 33,000 to 35,000 units in Oklahoma.


Jeff Martin - Roth Capital Partners - Analyst

And that's up from the low 20,000s a year ago?


Clifton Lind, Multimedia Games - President and CEO

Yes. It was--this time last year it was, let's say 21,000 to 24,000.


Jeff Martin - Roth Capital Partners - Analyst

That's helpful. Thanks. You mentioned something about the first Electronic Instant Lottery system.


Clifton Lind, Multimedia Games - President and CEO

Right. That's our system for Israel.


Jeff Martin - Roth Capital Partners - Analyst

In terms of large [hall] operators in Oklahoma going to the compacted games, what is the decision factor? It seems like a lot of smaller ones have made the transition. What is the catalyst for the large operators, or what's hanging them up at this point?


Clifton Lind, Multimedia Games - President and CEO

In the Tulsa area, the three operators have to share revenue with the county-operated racetrack there once they open. So, I think none of them want to be the first to do that, because if only one of them starts running compacted games, at that time they have to bear the brunt of the contribution to the racetrack. So, I think that the three major Tulsa facilities will sort of move in unison, and they are just, I think, evaluating when the appropriate time is to change their focus from the table games that they have brought up this year and [for which they] have digested the operating constraints and responsibilities for the first time in a number of years. I think that they're all making good progress on getting that under their belts, and they've all said that after that was done they would start focusing on the machine gaming.


I think with each passing month, we get closer, and I'm not going to be surprised if later this fall, we start to see the change. I think one of the things that is, I think, becoming evident, [is] that each one of the operators will independently make their change; and they might choose to continue to operate with a few Class II games as long as it is in their interest to do so. So I think there will be fewer halls that make the decision to flip the switch and change over this month 100% to Class III games, and that it will be a gradual process until each individual tribal operator decides it's in their interest to do so. So, it is going to be not an en masse change but a gradual, individual facility approach to this.


Jeff Martin - Roth Capital Partners - Analyst

Now that you've started to get a little bit of clarity into the compacted nature of this market, any reason to believe, say, three, four, five years out, there will be any meaningful Class II installed base left? Main reason I ask that is you still have a sizable number of Class II games under contract under your development agreements.

Clifton Lind, Multimedia Games - President and CEO

I would be very surprised if, when looking at the market as a whole, that there is a large percentage of Class II games running five years from now. I think the biggest determinant of that is going to be what's happening in the states surrounding Oklahoma from the gaming standpoint. In all sectors of the state, the tribes rely on some drive-in business from adjoining states, and so they watch very closely what is going on in the adjoining states. As long as there's not any major change in what types of gaming are offered in nearby markets, they will probably continue to run some portion of their floor in Class II.


Other tribes that are in different parts of the state [where] they're not getting much interstate traffic may very well make a different decision and have a larger percentage of their floor in games that are covered by the Compact. So we are dealing with some very astute operators and businessmen, and they'll make this decision on a week-by-week, month-by-month basis of what's in their financial interest and their community relations' best interests.


Operator

Nicole Jacoby, with Liberation Investment Group


Nicole Jacoby - Liberation Investment Group - Analyst

Are you getting feedback?


Clifton Lind, Multimedia Games - President and CEO

Hey Nicole, how are you? Are we getting feedback?


Nicole Jacoby - Liberation Investment Group - Analyst

[Feedback] on the call? Sorry, in any case it's just on my phone then, it's fine. I had to fall off the call for a couple of minutes. I apologize if this was asked already, but I wanted you to comment about where exactly in the drivers of the average network-wide hold per day [were the] declines that were greater than expected? If I remember correctly, last quarter you had expected a slight decline, less than 5%.


Clifton Lind, Multimedia Games - President and CEO

There is absolutely no question that in nearly every one of our markets, we can trace the amount of play coming from an individual household to what the other economic impacts are that are going on in the community. If we have a major employer shutdown, or if we have a major spike in [the price of] one of the basic commodities that families rely on--a large number of our facilities are purely local facilities, and the gaming dollar competes with all other form of entertainment, and comes out of a family's disposable income. We can go back historically and trace a direct correlation between increases in gas prices and a decrease in the play of an individual player in our local facilities. So we think the high gas prices and other energy costs have in fact had an impact that was a little bit more than expected, and we can verify that because if we get a drop in the price of oil, and therefore gasoline, we almost immediately see those same players play a little bit more the next week. So we think the upside economic factors were a major factor. Also, we have not been introducing new game themes for our old games, and that was because we wanted to introduce most of our new ones along with new compacted games. We have started to implement new games now on the old platform, because it appears the old platform is going to be around for a while, so it looks like part of the drop was caused by my decision not to devote a meaningful amount of resources into bringing out new titles on the old platform. But we are going to start doing that now, so we will have a good test as to whether or not that helps turn those things around.


Nicole Jacoby - Liberation Investment Group - Analyst

I was just--it looked as though the revenue per machine on the Class II--again, if I'm doing this correctly, it may have gone up, so it appears that a lot of it may have been from compacted and charity [games]. Is that correct?


Clifton Lind, Multimedia Games - President and CEO

We certainly did see a decrease in the charity market. That is--also you may have missed this in the call--a market where we are about to go through a major platform change, and as I said earlier, we have basically the same game themes on the floor that we had on the floor when we opened up that market 15 months ago. Over the next 90 days, we will introduce a new platform, and we will introduce some new game themes, so we expect to see the hold per day improve in those markets.


Craig Nouis, Multimedia Games - CFO

One other point on that is in terms of the compacted games like what we've mentioned before, if you were listening in at the time, [halls] where we primarily converted our compacted games were in the more rural areas, and so in essence, what you do is pull out of the Class II games, in general terms, the lower earning games, which kind of has an impact of improving the appearance of that hold per day on the Class II games. Did you follow that?


Nicole Jacoby - Liberation Investment Group - Analyst

Right. I guess the two things. One is on--what I'm trying to get is why it was more than expected? I'm assuming you expected some of that because you knew you'd be rolling out the Oklahoma--sorry, rolling out the compacted games. Was there something different that happened than expected in the compacted [games]?


Clifton Lind, Multimedia Games - President and CEO

You will also recall that we've had some weather events in that market and any time the facilities get shut down for a number of days, it also impacts our average hold per day for the month and the quarter. And so Alabama seems to have been targeted by a number of storms early in the year. So that also played a factor, and if hurricane season continues to go as it is, will likely play a factor again.

Nicole Jacoby - Liberation Investment Group - Analyst

So, would you say the decline in revenue in the charity market for you is primarily due to weather and old game themes? Would those be your top two, or is there another reason?


Clifton Lind, Multimedia Games - President and CEO

No. I believe it's the weather and the fact that we have not introduced either a new platform or a significant number of new game themes since we opened up that market, and we are in the process of doing that now.


Nicole Jacoby - Liberation Investment Group - Analyst

Anything else to add a bit of depth there, or no?


Craig Nouis, Multimedia Games - CFO

The other thing to keep in mind is that the calendar plays a big part in this, and one of the things that we're projecting out for next quarter is improvement in our hold per day to some extent. July is a great calendar month for us; it has five full weekends of Friday, Saturday, and Sunday play, and then there was a holiday, the Fourth of July, which was on a Monday, so a majority of those days were actually being played in premium time. So April, May, and June just overall [didn't have] a real big favorable calendar impact for us. Obviously, we considered that when we came up with our guidance, but just from an investor standpoint, you may want to keep that in mind.


Nicole Jacoby - Liberation Investment Group - Analyst

But those were the main, others than the calendar and whatnot? Higher gas prices, the older game themes and the weather were the biggest changes from what you expected?


Clifton Lind, Multimedia Games - President and CEO

I think that's great--I don't want to--we continue to have competition increasing in all of our markets, both from larger and smaller competitors, so I don't want to minimize the impact that competitors may be having on us. That is a little bit difficult for us to gauge in all cases, because we don't get financial details on the other vendors providing games to a facility. But, certainly, I don't want--and I know you wouldn't--you to overlook that that may possibly be having an impact, too, that we can't measure.


Operator

Kent Holden with Gagnon.


Kent Holden, Gilder Gagnon Howe - Analyst

I wanted a clarification. You talked about 33,000 to 35,000 total units in Oklahoma. That is the total market of Class II as well as compacted games?


Clifton Lind, Multimedia Games - President and CEO

That is what we believe, yes.

Kent Holden, Gilder Gagnon Howe - Analyst

What number of compacted games do you feel are in Oklahoma now?


Clifton Lind, Multimedia Games - President and CEO

There are a very small number, less than a few thousand that the tribes have declared that they are operating under the Compact, although when we look at the way [some of their other] games play, it may appear to some that they should be operated under the Compact. So, I think it depends on what your definition is. The tribes have declared a very small number of games as operating under the Compact.


Kent Holden, Gilder Gagnon Howe - Analyst

So you're thinking it is 3,000 or...?


Clifton Lind, Multimedia Games - President and CEO

I'd say that would probably be a good guesstimate right now.


Kent Holden, Gilder Gagnon Howe - Analyst

Are you getting pricing pressure on the Class II games as far as revenue share goes?


Clifton Lind, Multimedia Games - President and CEO

No significant amount of pricing pressure, none that we haven't been getting for the last five years.


Kent Holden, Gilder Gagnon Howe - Analyst

Then, on the new Oklahoma City facility, can you go into a little detail as far as the scope of that facility and the timing?


Clifton Lind, Multimedia Games - President and CEO

By agreement with our tribal customer, we can give out no details on that.


Kent Holden, Gilder Gagnon Howe - Analyst

Not even number of machines or when it might open?


Clifton Lind, Multimedia Games - President and CEO

Well, it's safe to assume that any major facility, as this is, it's going to take at least 12 months to complete the planning and construct the facility. I think this is certainly something that will open in our next fiscal year, but in the last quarter of our fiscal year. And trying to be more precise than that would just be speculative.


Kent Holden, Gilder Gagnon Howe - Analyst

Your commitment on that is about $18 million?


Clifton Lind, Multimedia Games - President and CEO

No, it's more than that.

Kent Holden, Gilder Gagnon Howe - Analyst

How much is it?


Craig Nouis, Multimedia Games - CFO

It's roughly $30 million.


Operator

Mike Crawford with Barrington and Partners.


Mike Crawford - Barrington Research Partners - Analyst

Regarding the $17.8 million advance on that development agreement, you said you put $9.7 million in notes receivable. When do you expect payment on that portion of the advanced funds?

Craig Nouis, Multimedia Games - CFO

All of the note arrangements are a little bit different. [For] some of them, we typically would receive more of a lump sum payment, and some of them get paid over a period of time. I'd tell you there is a mixture, roughly half and half. [For half], we will get paid back probably in the next 30 to 90 days, and then the other half will be kind of systematic over a 12- to 18-month period.


Mike Crawford - Barrington Research Partners - Analyst

What type of return do you expect from the other $8.1 million that you basically give to the tribes to make sure you get play on your units? Is that...?


Craig Nouis, Multimedia Games - CFO
Obviously, when we enter into a development agreement, the primary reason why we do so is that we earn floor space in that facility, and in most cases, 70% to 80% of the floor space. So, the best way to look at it is that a lot of companies have contract rights, and this gives us the right to have a large majority of their floor space.

Mike Crawford - Barrington Research Partners - Analyst

None of this was for the Oklahoma City facility yet?


Craig Nouis, Multimedia Games - CFO

A very small amount of it was for the Oklahoma City [facility]. Not all of our development agreements--[for] some of our development agreements, we get 100% reimbursed. Every deal is different in the way that we structure the revenue share and the amount the tribe has to repay.


Mike Crawford - Barrington Research Partners - Analyst

Starting from July 1 going forward, you are going to advance say, $30 million for Oklahoma City, and what other development commitments do you think over that period?


Clifton Lind, Multimedia Games - President and CEO

First, some portion of that, and I don't know if we're prepared to tell you the exact number, but some portion of that $30 million has already been advanced, both during this last quarter and a little bit in a prior quarter, because this is a project that has been worked on for some period of time. So I just want to clear that up. It's like there's not $30 million left to advance; [it's] some number smaller than that number. And then I'll let Craig give you details about the other facilities that I think you are asking about, because you are asking about the three going forward, I think was your question.


Craig Nouis, Multimedia Games - CFO

Yes, like we said earlier, we are also in the midst and will be soon opening up the North Tulsa project. Through the end of the month that we reported on, we had advanced roughly half of [the money for] that facility, and we will be making some advances there for the next couple of months. And then, as we have always done, we are part of the North Dallas facility, and we are continuously looking at expansion opportunities there. And we help advance funds for those expansion projects.


Clifton Lind, Multimedia Games - President and CEO

But there's relatively little in the next quarter or two that will be advanced, because it's in the planning phase.


Craig Nouis, Multimedia Games - CFO

But the Goldsby, the Oklahoma City facility is the one that will take the majority of what we will be advancing; [the majority] will [go to] that facility.


Mike Crawford - Barrington Research Partners - Analyst

I think based on that, and what you've already advanced there over the next 12 months, maybe $40 million is a good number to expect for cash out for advances?


Craig Nouis, Multimedia Games - CFO

Over what period of time did you say?

Mike Crawford - Barrington Research Partners - Analyst

12 months.


Craig Nouis, Multimedia Games - CFO

That's reasonable.


Operator

With no further questions, I'd like to turn the call back to you for additional comments or closing remarks.


Clifton Lind, Multimedia Games - President and CEO

Thank you, operator. I want to thank everyone for their continued interest in Multimedia Games. Based on our comments today, I hope you will agree our revenue diversification efforts are in full force, and that we continue to evolve and innovate our technology solutions for product innovations in new emerging markets. In addition, we continue to be guardedly optimistic that what we see is a gradually stabilizing operating environment in our largest market, and continued progress toward the opening of larger facilities in New York. We also have disciplined expense control programs in place, and believe that we have the infrastructure that can support significantly higher levels of business. Multimedia is on track to generate more than $87 million in EBITDA for FY '05, and diluted earnings per share between $0.60 and $0.62.


In addition, our balance sheet can support additional growth, and we will use it prudently as we identify more opportunities to expand and further diversify. Thank you for your continued support and interest.